UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2017

Soupman, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-53943	61-1638630
(Commission File Number)	(IRS Employer Identification No.)

1110 South Avenue, Suite 100

Staten Island, NY 10314

(Address of principal executive offices and zip code)

(212) 768-7687

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.

Entry into a Material Definitive Agreement.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2017, Soupman, Inc. (hereinafter the “Company”) finalized the terms of its May 25, 2017 appointment of, and entered into an agreement with, Mr. Michael Wyse, Managing Partner of Wyse Advisors LLC, providing for the engagement of Mr. Wyse as Chief Restructuring Officer (“CRO”) to assist the Company in dealing with its restructuring process. Under the agreement, Mr. Wyse will also serve as Interim Chief Financial Officer (“CFO”) of the Company until a permanent CFO is successfully hired. This agreement memorializes the terms of compensation from the May 25, 2017 appointment of Mr. Wyse as CRO and Interim CFO. Wyse Advisors LLC will be compensated $35,000.00 per month, for the first two months commencing with the filing of the Chapter 11 Case (defined below), and thereafter, $25,000.00 per month until the bankruptcy is completed. Upon completion of a sale of substantially all the assets, Wyse Advisors LLC will be compensated $300,000.00. Finally, Mr. Wyse will be reimbursed for all reasonable and documented out-of-pocket expenses incurred in connection with this assignment.

Mr. Wyse’s duties under the agreement include managing cash forecasting and liquidity management procedures, reviewing and evaluating the go-forward business, evaluating the value of existing assets, evaluating additional strategic alternatives with the goal of maximizing value for the Company, and all other duties normally associated with the position of a CRO. Mr. Wyse is providing services under the agreement as an independent contractor. The agreement between Mr. Wyse and the Company may be terminated upon thirty (30) days’ prior written notice by either party.

Mr. Wyse has been the Managing Partner of Wyse Advisors LLC since November 2015. He has in excess of 19 years of experience advising companies and other constituents through stressed, distressed and bankruptcy situations. From July 2014 to July 2015, he was an Executive Director at Donlin Recano & Company, a corporate restructuring firm. From January 2012 to July 2014, he was a Vice President at Great American Group, LLC, a leading provider of asset disposition solutions and valuation and appraisal services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms. Mr. Wyse graduated from Saint Bonaventure University in 1999 with a BBA/MBA in accounting.

Item 1.03.

Bankruptcy or Receivership.

On June 13, 2017, the Company filed a voluntary petition (the “Chapter 11 Case”) under Chapter 11 (“Chapter 11”) of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court of Delaware (the “Court”). The Chapter 11 Case is being administered under the caption In re The Original Soupman, Inc. (Case No. 1:17-bk-11313). The Company will continue to operate its business in the ordinary course as a “debtor-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. The Company intends to promptly seek the necessary relief from the Court in order to allow it to continue to conduct business with minimal interruption and impact on its operations, customers and employees. The Company filed the Chapter 11 Case, in part, to resolve all disputed outstanding liabilities, seek further financing or sell its assets, and resolve all issues resulting from the Company’s termination of its former CFO and President, Mr. Robert Bertrand. As described in Items 1.01 and 5.02 above, the Company has entered into an agreement with Mr. Wyse to act as CRO to guide the Company through this bankruptcy.

Item 7.01.

Regulation FD Disclosure.

Additional information on the Chapter 11 Case, including access to documents filed with the Court and other general information about the Chapter 11 Case, is available at a subscription based service known as PACER, at https://ecf.deb.uscourts.gov/cgi-bin/iquery.pl?949006151816262-L_1_0-1.

The information in Item 7.01 of this Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Form 8-K shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing.

Item 8.01.

Other Events.

On June 13, 2017, the Company issued a press release announcing the filing of the Chapter 11 Case. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company’s stockholders are cautioned that trading in shares of the Company’s common stock during the pendency of the Chapter 11 Case is highly speculative and poses substantial risks. Trading prices for shares of the Company’s common stock may bear little or no relationship to the actual recovery, if any, by holders in the reorganization. Accordingly, the Company urges extreme caution with respect to existing and future investments in its common stock

Item 9.01

Financial Statements and Exhibits.

Exhibit	Description
10.1	Michael Wyse Letter Agreement
99.1	Press Release dated June 13, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2017	SOUPMAN, INC.

	By:	/s/ Jamieson Karson
Name: Jamieson Karson
Title: CEO

EXHIBIT INDEX

Exhibit	Description
10.1	Michael Wyse Letter Agreement
99.1	Press Release dated June 13, 2017